           [COOLIDGE WALL WOMSLEY & LOMBARD CORPORATION LETTERHEAD]

                                                                Exhibit (5)

May 24, 1995


The Reynolds and Reynolds Company
115 South Ludlow Street
Dayton, Ohio  45402


Gentlemen:

As counsel for The Reynolds and Reynolds Company (the "Company"), we are familiar with the Amended Articles of Incorporation of the Company under the laws of the state of Ohio, its Consolidated Code of Regulations, and the respective actions taken by the Shareholders and by the Board of Directors in connection therewith, and all subsequent corporate proceedings with respect thereto.

In addition, we are familiar with the preparation of the Form S-3 Registration Statement currently being filed with the Securities and Exchange Commission.

We are also acquainted with the business activities of the Company and have examined corporate minute books, records and such other documents as we have deemed necessary in order to render to you the following opinion.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly organized and is a validly existing corporation in good standing under the laws of the state of Ohio.

2. As of May 24, 1995, the 33,235 Class A Common Shares proposed to be sold by the Selling Shareholders, as defined in such Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable as described in such Registration Statement.

              [COOLIDGE WALL WOMSLEY & LOMBARD CORPORATION LOGO]

The Reynolds and Reynolds Company
Page 2
May 24, 1995



We hereby consent to the references to our firm in the Registration Statement on Form S-3 and in the Prospectus constituting a part thereof, and to the use of this opinion as an exhibit to such Registration Statement.


                                Very truly yours,


                                COOLIDGE, WALL, WOMSLEY & LOMBARD